Exhibit 99

[Eagle Bancorp, Inc. Logo Omitted]

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
July 17, 2006	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES 24% INCREASE IN EARNINGS FOR THE FIRST SIX
MONTHS OF 2006 WITH ASSETS EXCEEDING
$750 MILLION

BETHESDA, MD. Eagle Bancorp, Inc. (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $4.0 million for the six months ended June 30, 2006, compared to $3.2 million for the first six months of 2005, an increase of 24%. On a per-share basis, the Company earned $0.42 per basic share and $0.40 per diluted share for 2006, as compared to $0.35 per basic share and $0.33 cents per diluted share for 2005. Per share earnings have been adjusted for the 1.3 for 1 share stock split paid on July 5, 2006.

For the second quarter of 2006, the Company earned $2.0 million ($0.21 per basic share and $0.20 per diluted share), as compared to $1.6 million ($0.17 per basic share and $0.16 per diluted share) for the second quarter of 2005, a 28% increase.

“We are pleased to report continuing strong financial results for Eagle Bancorp for the first half and second quarter of 2006”, noted Ronald D. Paul, President and CEO of Eagle Bancorp, Inc. “Growth in average deposits and loans for the first six months of 2006 over 2005 continues to be the driver of increases in revenues and net earnings. Asset quality remains favorable and the Company continues to make investments in personnel, facilities and systems to support a growing organization, while managing its overall costs as measured by the efficiency ratio.”

For the six months ended June 30, 2006, the Company reported an annualized return on average assets (ROAA) of 1.17% as compared to 1.12% for the first six months of 2005; while the annualized return on average equity (ROAE) was 11.91%, as compared to 10.83% for the same period in 2005.

Both lending and deposit activity were strong in the period, and resulted in growth in net interest income over the prior six-month and three month periods. The deposit base in the first six months of 2006 has shifted to more interest bearing deposits resulting in higher funding costs. However, the Bank’s asset/liability management position has allowed it to maintain a favorable net interest margin as market interest rates have continued to increase in the January to June period.

For the first six months of 2006, net interest income increased 18% over the same period for 2005 and for the three months ended June 30, 2006 the net interest income increased 15% as compared to the second quarter of 2005. The net interest margin was 4.91% as compared to 4.99% for the first six months in 2005 and was 4.82% for the second quarter of 2006.

Non-interest income for the first six months of 2006 was $1.7 million compared to $1.9 million in the first six months of 2005, a decline of 13%. Excluding securities gains of $156 thousand during the first six months of 2006 and $12 thousand during the same period in 2005, noninterest income declined by 20%.  The decline was attributed primarily to lower amounts of gains on the sale of SBA loans which amounted to $169 thousand for the first six months in 2006 as compared to $517 thousand for the same period in 2005. Activity in SBA sales to secondary markets can vary widely from period to period. EagleBank has been recognized as the leading community bank SBA lender in its marketplace and continued emphasis in this business is anticipated.

Non-interest expenses were $10.4 million for the first six months of 2006, as compared to $9.4 million for 2005, an 11% increase. The primary reasons for this increase were increases in staff levels, and related personnel cost increases, increased occupancy cost, due in part to new banking offices, and higher marketing, data processing costs and professional fees associated with a larger organization.  In spite of higher levels of noninterest expenses, strong growth in revenue allowed the efficiency ratio to improve for the first six months of 2006 to 59.25% from 61.10% for the same period in 2005 and to 58.38% as compared to 62.58% for the second quarter of 2006 and 2005.

Despite increases in net-charge offs, asset quality remained favorable in the period. The Company recorded net charge-offs of $379 thousand for the first six months of 2006 as compared to net recoveries of $28 thousand for the first six months of 2005.  The ratio of non-performing loans to total loans was .41% at June 30, 2006 as compared to .03% at June 30, 2005. The provision for loan loss was $707 thousand for the first six months of 2006 as compared to $887 thousand for 2005; the lesser amount due substantially to a lower amount of growth in the portfolio in the first six months in 2006 as compared to 2005.  At June 30, 2006, the allowance for credit losses represented 1.10% of loans outstanding, as compared to 1.07% at June 30, 2005.

At June 30, 2006, total assets were $757.4 million compared to $610.1 million at June 30, 2005, a 24% increase. Total deposits amounted to $623.7 million, at June 30, 2006,   a 21% increase over deposits of $516.4 million at June 30, 2005, while total loans increased to $573.0 million at June 30, 2006, from $481.8 million at June 30, 2005, a 19% increase.

Eagle Bancorp paid a regular quarterly cash dividend in both the first and second quarters of 2006 and declared a 30% stock dividend in May 2006 which was paid on July 5, 2006. All per share amounts have been adjusted to give effect to this stock split.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the six and three months ended June 30, 2006 as compared to 2005. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 16, 2006.

Eagle Bancorp is the holding company for EagleBank and its subsidiary, Eagle Land Title, LLC. EagleBank commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services thru nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace. The Company announced in late June 2006, that it was forming Eagle  Commercial Ventures, LLC as a direct subsidiary to provide subordinate financing for  the acquisition, development and construction of real estate projects, whose primary  financing would be done by EagleBank.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc
Statement of Condition Highlights

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
	Unaudited	Audited	Unaudited
Assets
Cash and due from banks	$21,735	$16,662	$24,577
Interest bearing deposits with other banks and other short-term investments	12,807	11,231	10,689
Federal funds sold	45,654	6,103	2,002
Investment securities available for sale, at fair value	78,556	68,050	71,035
Loans held for sale	4,526	2,924	3,646
Loans	573,028	549,212	481,769
Less: allowance for credit losses	(6,313)	(5,985)	(5,155)
Loans, net	566,715	543,227	476,614
Premises and equipment, net	6,663	5,774	5,962
Accrued interest, taxes and other assets	20,751	18,281	15,575
Total Assets	$757,407	$672,252	$610,100

Liabilities and Stockholders’ Equity
Non interest bearing deposits	$141,636	$165,103	$146,039
Interest bearing deposits	482,097	403,790	370,401
Total deposits	623,733	568,893	516,440
Customer repurchase agreements and federal funds purchased	34,460	32,139	26,352
Other borrowings	25,000	—	4,333
Other liabilities	5,737	6,256	1,920
Total liabilities	688,930	607,288	549,045
Stockholders’ equity	68,477	64,964	61,055
Total Liabilities and Stockholders’ Equity	$757,407	$672,252	$610,100

Eagle Bancorp, Inc.
Statements of Income Highlights

(in thousands)	Six Months Ended June 30,		Three Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$23,437	$16,362	$12,213	$8,652
Total interest expense	7,596	2,942	$4,216	1,707
Net interest income	15,841	13,420	$7,997	6,945
Provision for credit losses	707	887	$592	470
Net interest income after provision for credit losses	15,134	12,533	7,405	6,475
Noninterest income (before investment gains)	1,529	1,914	$689	875
Investment gains	156	12	$156	12
Total noninterest income	1,685	1,926	845	887
Salaries and employee benefits	5,949	5,234	$2,975	2,674
Premises and equipment expenses	1,688	1,617	$819	816
Advertising	264	207	$145	111
Outside data processing	436	385	$208	204
Other expenses	2,048	1,933	$1,015	1,096
Total noninterest expense	10,385	9,376	$5,162	4,901
Income before income tax expense	6,434	5,083	$3,088	2,461
Income tax expense	2,461	1,874	$1,098	905
Net income	$3,973	$3,209	$1,990	$1,556

Per Share Data(1):
Earnings per share, basic(1)	$0.42	$0.35	$0.21	$0.17
Earnings per share, diluted(1)	$0.40	$0.33	$0.20	$0.16
Shares outstanding at period end	7,248,594	7,095,397	7,248,594	7,085,855
Weighted average shares outstanding, basic(1)	9,399,628	9,211,612	9,420,579	9,220,601
Weighted average shares outstanding, diluted(1)	9,821,666	9,768,820	9,847,644	9,793,337
Book value per share at period end(1)	$7.27	$6.62	$7.27	$6.62

(1)             All periods adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006

Eagle Bancorp, Inc.

Performance Ratios (annualized):

Return on average assets	1.17%	1.12%	1.13%	n/a
Return on average equity	11.91%	10.83%	11.73%	n/a
Net interest margin	4.91%	4.99%	4.82%	n/a
Efficiency ratio(2)	59.25%	61.10%	58.38%	62.58%

Other Ratios:
Allowance for credit losses to total loans	1.10%	1.07%
Non performing loans to total loans	0.41%	0.03%
Net charge-offs (annualized) to average loans	0.14%	-0.01%	0.26%	n/a
Average equity to average assets	9.79%	10.37%	9.67%	n/a
Tier 1 leverage Ratio	11.10%	10.61%	11.10%	10.61%
Total risk based capital ratio	12.11%	12.46%	12.11%	12.46%

Average Balances:
Total assets	$687,284	$576,109	$703,889	n/a
Total earning assets	$650,106	$542,780	$665,569	n/a
Total loans(3)	$556,996	$446,026	$568,273	n/a
Total deposits	$567,688	$479,639	$581,751	n/a
Total stockholders’ equity	$67,257	$59,748	$68,049	n/a

(2)             Computed by dividing noninterest expense by the sum of net interest income and noninterest income

(3)             Includes loans held for sale